SCHEDULE A
                             DATED JANUARY 18, 2008
                       AS LAST AMENDED ON AUGUST 27, 2008
                                     TO THE
                               ADVISORY AGREEMENT
                         DATED JANUARY 18, 2008 BETWEEN
                               RYDEX SERIES FUNDS
                                       AND
                              PADCO ADVISORS, INC.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

FUND                                       RATE
----                                       ----
Absolute Return Strategies Fund.........   1.15%
Hedged Equity Fund......................   1.15%


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